Numerex Corp. Contact:
Alan Catherall
770 485-2527

Investor Relations Contact:
Seth Potter
646 277-1230

Exhibit 99.1                                                                                  Press Release

For Immediate Release

Jerry A. Rose Joins Numerex Board of Directors

ATLANTA, GA April 9, 2013—Numerex Corp (NASDAQ:NMRX), a leading provider of on-demand and interactive machine-to-machine (M2M) enterprise solutions, today announced that Mr. Jerry A. Rose has been appointed to its Board of Directors, effective April 8, 2013.  Mr. Rose is an experienced senior executive with a track record of success leading turnarounds and driving growth in key businesses within General Electric (GE) and United Technologies (UTC)

"On behalf of the Board of Directors, I am pleased to welcome Jerry to Numerex," said Stratton Nicolaides, chairman and CEO of Numerex. "His extensive knowledge and operating experience in providing sales, marketing and product management leadership within both GE and UTC will undoubtedly prove valuable to the Company. With Numerex’s strong enterprise focus, we look forward to Jerry’s contribution to the growth of our business.”

Mr. Rose joins Numerex as the eighth member of Numerex's board of directors.  After graduating in 1980 from Brigham Young University in Business Management, Mr. Rose began his career in sales and marketing with Chytraus Distributing before joining GE in 1984.   Mr. Rose held several global leadership positions during his 26 years at GE including General Manager and CEO roles in GE’s Appliances, Lighting and Security businesses.  In 2007 he became an officer of GE and led global product development strategies.

Mr. Rose was instrumental in the sale of GE Security to UTC in 2010 and joined UTC as Vice President of Global Product Management where he drove business integration and built a global team to develop and execute critical strategies for growth of the Fire & Security business.

About Numerex
Numerex Corp (NASDAQ: NMRX) is a leading provider of interactive and on-demand machine-to-machine (M2M) technology and service, offered on a subscription basis, used in the development and support of M2M solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that may include hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). In addition, business services are offered to enable the development of efficient, reliable, and secure solutions while accelerating deployment. Numerex is ISO 27001 information security-certified, highlighting the Company's focus on M2M data security, service reliability, and round-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.

Statements contained in this press release concerning Numerex that are not historical fact are "forward-looking" statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex's filings with the Securities and Exchange Commission, could cause Numerex's results to differ materially from current expectations as expressed in this press release. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements.

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